CONSENT AND AMENDMENT

This CONSENT AND AMENDMENT (this “Consent”) is dated as of September 24, 2019 and is entered into by and among HORIZON GLOBAL CORPORATION, a Delaware corporation (“Borrower”), the financial institutions party to this Consent as Lenders, and JPMORGAN CHASE BANK, N.A.., in its capacity as administrative agent and collateral agent (“Agent”).
RECITALS
WHEREAS, the Borrower, the Agent and certain financial institutions have entered into that certain Term Loan Credit Agreement, dated as of June 30, 2015 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”);
WHEREAS, pursuant to Section 2.11(c) of the Credit Agreement, the Borrower is required to prepay the Loan with the Net Proceeds of any Prepayment Event;

WHEREAS, the Borrower has provided a Notice of Prepayment dated as of September 19, 2019 (the “Notice of Prepayment”) to the Lenders indicating that a Prepayment Event resulting from the consummation of the Share Sale and Purchase Agreement dated as of August 16, 2019 among Cequent Bermuda Holdings Ltd, Horizon GBP Finance LLC and Horizon Euro Finance LLC, and Hayman Pacific BidCo Pty Ltd, (the “APAC Sale”) is expected to be consummated and that it anticipates that the Net Proceeds therefrom will be sufficient to repay the Loans in full;

WHEREAS, the Lenders party to this Consent have requested that they be permitted to decline a portion of the prepayment to which they would otherwise be entitled;

WHEREAS, as consideration for the Borrower permitting the Lenders party hereto to decline such prepayment, after giving effect to the Retiring Lender Repayment (as defined below), the Lenders party to this Consent have agreed to amend the Credit Agreement as provided herein, such amendments to be effective with respect to the portion of the Term Loans as to which the prepayment was declined;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in the Loan Documents and this Consent, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS
Initially capitalized terms used but not otherwise defined in this Consent have the respective meanings set forth in the Credit Agreement.

ARTICLE II
RECITALS
The foregoing Recitals are hereby made as part of this Consent.

ARTICLE III
EXTENDED TRANCHE AND AMENDMENTS
3.01    Extended Tranche.
(a)The Lenders signatory hereto have agreed in accordance with the Notice of Prepayment to roll on a cashless basis certain of their Loans into a new tranche of Extended Term Loans as set forth on Schedule I to this Consent.

(b)The consent in this Section 3.01 shall be effective only to the extent specifically set forth herein with respect to the APAC Sale and shall not be construed as a waiver of any future right to any prepayment pursuant to Section 2.11 of the Credit Agreement.
(c)The outstanding principal amount of Loans outstanding after giving effect to the prepayment of Term Loans of the Retiring Lenders (as defined below) resulting from the APAC Sale on or about the date hereof shall be deemed to be a new tranche of Term Loans and “Extended Term Loans” in accordance with Section 2.23 of the Credit Agreement and shall constitute “Term Loans” and “Term B Loans.” As of the date hereof, the Term Loans and Lenders are set forth in Schedule I to this Consent.
3.02    Amendments.
Subject to the satisfaction of the conditions precedent specified in Section 6.01 below (including, without limitation, the Retiring Lender Repayment (as defined below)), but effective as of the Consent Effective Date (as defined below), the Credit Agreement is hereby amended as follows:
(a)The following definitions of “Eighth Amendment” and “Eighth Amendment Effective Date” are hereby added to the Credit Agreement in appropriate alphabetical order:
““Eighth Amendment” means that certain Consent and Amendment to this Credit Agreement, dated as of September 24, 2019, among the Borrower, the Agent and the Lenders party thereto.
“Eighth Amendment Effective Date” means the “Consent Effective Date” as set forth in the Eighth Amendment.”
(b)The definition of “Consolidated EBITDA” is hereby amended by restating clause (a)(xiii) thereof as follows:
“(xiii) unusual or nonrecurring expenses or costs, including restructuring, moving and severance expense, provided that the aggregate amount added to Consolidated EBITDA pursuant to this clause (xiii) shall not exceed $10,000,000 in any four Fiscal Quarter period,”
(c)The following definitions of “Secured Indebtedness” and “Secured Net Leverage Ratio” are hereby added to the Credit Agreement in appropriate alphabetical order:
““Secured Indebtedness” means Total Indebtedness that is secured by a Lien on any asset of the Borrower or any of its Subsidiaries.
“Secured Net Leverage Ratio” means, on any date, the ratio of (a) Secured Indebtedness as of such date, to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Borrower most recently ended prior to such date for which financial statements are available).”
(d)The definition of “Term Loan Maturity Date” is hereby amended and restated as follows:

““Term Loan Maturity Date” means July 1, 2021 (or if such date is not a Business Day, the immediately preceding Business Day)”.
(e)The Credit Agreement is hereby amended by replacing the text of each of Section 2.10(a), Section 2.10(b), Section 2.11(b), Section 2.11(d), Section 2.12(c), Section 5.01(j), Section 5.01(k) and 5.14 with “[Reserved]”.
(f)Section 2.10(c) of the Credit Agreement is amended in its entirety to read as follows:

“To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date”.
(g)Section 2.11(a) of the Credit Agreement is amended in its entirety to read as follows:

“(a)    The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, and notwithstanding any other provision of this Agreement to the contrary, any payment made by the Borrower pursuant to this Section 2.11(a) within the 90 days following the Eighth Amendment Effective Date shall not be required to be made on a pro rata basis among the Lenders.”
(h)Section 2.11 (c) of the Credit Agreement is amended in its entirety to read as follows:

“(c)    In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event after the Eighth Amendment Effective Date, the Borrower shall, within three Business Days after such Net Proceeds are received (and, in the case of any event described in clause (e) of the definition of the term Prepayment Event, on the date on which such Net Proceeds are received) prepay Borrowings of Loans in an aggregate amount equal to (x) in the case of any Prepayment Event (other than any event described in clauses (a) or (d) of the definition of the term Prepayment Event), 100% of such Net Proceeds, (y) in the case of any Prepayment Event described in clause (a) of the definition of the term Prepayment Event, 100% of such Net Proceeds in excess of $5,000,000 in the aggregate after the Eighth Amendment Effective Date, and (z) in the case of any event described in clause (d) of the definition of the term Prepayment Event, the Equity Contribution Percentage of such Net Proceeds.”
(i)The proviso at the end of Section 6.05(j) of the Credit Agreement is hereby amended by replacing the text thereof with “provided that (i) no Event of Default shall have occurred and be continuing, (ii) all sales, transfers and other dispositions permitted by this clause (j) shall be made for fair market value, (iii) all sales, transfers and other dispositions permitted by this clause (j) above shall be for 100% cash consideration, and (iv) all Net Proceeds thereof in excess of $5,000,000 in the aggregate for all such sales, transfers and other dispositions after the Eighth Amendment Effective Date shall be applied to prepay the Loans pursuant to Section 2.11(c)”.
(j)Section 10.02(b) of the Credit Agreement is hereby amended in its entirety as follows:

“(b) Except as provided in Section 2.23, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the written consent of the Required Lenders; provided that (A) any such agreement may, without the consent of the Required Lenders (i) increase the Commitment of any Lender with the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, with the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan, or any scheduled date of payment of the principal amount of any Term Loan under Section 2.10, or any date for the payment of any interest or fees payable hereunder, or reduce or forgive the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, with the written consent of each Lender affected thereby, and (B) no such agreement shall (i) change Section 2.18(a), (b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (ii) change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders

(or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (iii) release all or substantially all of the Subsidiary Loan Parties from their Guarantees under the Guarantee and Collateral Agreement (except as expressly provided in the Guarantee and Collateral Agreement), without the written consent of each Lender, (iv) release all or substantially all of the Collateral from the Liens of the Security Documents, without the written consent of each Lender (except as expressly provided in the Security Documents) or (v) change the order of priority of payments set forth in Section 2.4 of the Guarantee and Collateral Agreement without the written consent of each Lender; provided, further, that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent, without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable, and (2) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of a particular Class (but not the Lenders of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower and consenting Lenders if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.”

(k)Section 6.13(a) of the Credit Agreement is hereby amended in its entirety as follows:

“(a) The Borrower will not permit the Secured Net Leverage Ratio as of the last day of any fiscal quarter commencing, with the fiscal quarter ending December 31, 2020, to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Secured Net Leverage Ratio
December 31, 2020	6.00 to 1.00
March 31, 2021	6.00 to 1.00
June 30, 2021 and each fiscal quarter ending thereafter	5.00 to 1.00

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to each Lender party hereto and the Agent, as of the date hereof as follows:

4.01    Authority. The execution, delivery and performance by the Borrower of this Consent, and the transactions contemplated hereby or thereby, have been duly authorized by all necessary action, and this Consent is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
4.02    No Defaults. No Default or Event of Default has occurred and is continuing.
4.03    Beneficial Ownership Certification. As of the date hereof, the information included in the Beneficial Ownership Certification (as defined in the Loan Agreement after giving effect to this Consent), if applicable, is true and correct in all respects.

ARTICLE V
ACKNOWLEDGEMENTS

Acknowledgements. Each Lender hereto hereby consents, acknowledges and agrees that on or about the date hereof, (i) the Borrower will repay loans under the ABL Credit Agreement in an amount of not less than $35,000,000 (without a permanent reduction in the commitments thereof), and (ii) no portion of the proceeds of the APAC Sale that are applied to the loans under the ABL Credit Agreement shall thereafter be deemed to constitute proceeds of any sale or transfer of property or assets.

ARTICLE VI
CONDITIONS PRECEDENT AND FURTHER ACTIONS
6.01    Conditions Precedent. The limited consent and amendments in Article III shall be deemed effective as of the date first set forth above when each of the following conditions precedent have been satisfied in form and substance satisfactory to the Agent and its counsel (such date, the “Consent Effective Date”):
(a)The Agent shall have received duly executed counterparts of this Consent which, when taken together, bear the authorized signatures of the Loan Parties, the Agent and the Lenders party hereto;
(b)The Agent shall have received fully executed consents from each of the required lenders under the ABL Credit Agreement and Junior Credit Agreement approving the transactions contemplated hereby;
(c)The Borrower shall have paid all fees and expenses (provided that legal fees required to be paid as a condition precedent to the occurrence of the Consent Effective Date shall be limited to such legal fees as to which the Borrower have received a summary invoice) owed to and/or incurred by the Agent and the Required Lenders in connection with this Consent; and
(d)Each Lender that has not executed this Consent (a “Retiring Lender”) shall have received payment of all principal, interest and fees in respect of the Term Loan owing to such Retiring Lender from the Net Proceeds of the APAC Sale described in the Notice of Prepayment (the “Retiring Lender Repayment”). In connection therewith, the Borrower shall have prepaid Loans in an aggregate principal amount of not less than $141,000,000 together with (i) all accrued and unpaid interest thereon and (ii) the prepayment fees required to be paid under Section 2.11(b) (prior to giving effect to this Consent) with respect thereto.

ARTICLE VII
[RESERVED]

ARTICLE VIII
MISCELLANEOUS
8.01    Successors and Assigns. This Consent shall be binding upon and inure to the benefit of Loan Parties, Agent, Lenders, and their respective successors and assigns. The successors and assigns of the Loan Parties include, without limitation, their respective receivers, trustees, and debtors-in-possession.

8.02    Further Assurances. The Borrower hereby agrees from time to time, as and when requested by the Agent or any Lender, to execute and deliver or cause to be executed and delivered all such documents, instruments and agreements and to take or cause to be taken such further or other action as the Agent or such Lender may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Consent and the other Loan Documents.
8.03    Loan Document. This Consent shall be deemed to be a “Loan Document” for all purposes under the Credit Agreement.
8.04    Governing Law. THIS CONSENT AND, UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.
8.05    Consent to Forum. THE BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN NEW YORK COUNTY, NEW YORK OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.09 of the Loan Agreement. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.
8.06    Severability. Wherever possible, each provision of this Consent shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Consent shall remain in full force and effect.
8.07    Entire Agreement. This Consent constitutes the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
8.08    Execution in Counterparts. This Consent may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Consent shall become effective on the Consent Effective Date. Delivery of a signature page of this Consent by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement.
8.09    Costs and Expenses. The Borrower agrees to reimburse Agent for all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors for advice, assistance, or other representation in connection with this Consent.
8.10    Reference to and Effect upon the Loan Documents. The Credit Agreement and the other Loan Documents shall continue in full force and effect in accordance with the provisions thereof, and are hereby ratified and confirmed. In each case except as expressly provided in this Consent, the execution, delivery and effectiveness of this Consent shall not operate as a waiver of any right, power or remedy of Agent or any Lender under any of the Loan Documents, nor constitute a waiver or amendment of any provision of any of the Loan Documents. Upon the effectiveness of this Consent, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import shall mean and be a reference to the Loan Agreement as amended hereby.
8.11    Section Headings. The section headings herein are for convenience of reference only, and shall not affect in any way the interpretation of any of the provisions hereof.

Balance of Page Intentionally Left Blank
Signature Pages Follow

IN WITNESS WHEREOF, duly authorized representatives of the parties have executed this Consent and the parties have delivered this Consent, each as of the day and year first written above.

BORROWER: HORIZON GLOBAL CORPORATION, a Delaware corporation By: /s/ Jay Goldbaum Name: Jay Goldbaum Title: General Counsel, Chief Compliance Officer and Corporate Secretary

AGENT AND LENDERS: JPMORGAN CHASE BANK, N.A., as Agent By: /s/ Samir A. Hashmy Name: Samir A. Hashmy Title: Managing Director

Corre Opportunities Qualified Master Fund, LP, as a Lender By: /s/ John Barrett Name: John Barrett Title: Managing Partner

Corre Opportunities II Qualified Master Fund, LP, as a Lender By: /s/ John Barrett Name: John Barrett Title: Managing Partner

Corre Horizon Fund, LP, as a Lender By: /s/ John Barrett Name: John Barrett Title: Managing Partner

NEWPORT GLOBAL CREDIT FUND (MASTER) LP, as a Lender By: /s/ Anthony L. Longi, Jr. Name: Anthony L. Longi, Jr. Title: COO

NEWPORT GLOBAL OPPORTUNITIES FUND I-A LP, as a Lender By: /s/ Anthony L. Longi, Jr. Name: Anthony L. Longi, Jr. Title: COO

FIDELITY NATIONAL TITLE INSURANCE COMPANY, as a Lender By: /s/ Anthony L. Longi, Jr. Name: Anthony L. Longi, Jr. Title: Authorized Signatory

COMMONWEALTH LAND TITLE INSURANCE COMPANY, as a Lender By: /s/ Anthony L. Longi, Jr. Name: Anthony L. Longi, Jr. Title: Authorized Signatory

SCHEDULE I

Lender	Term Loans
Corre Opportunities Qualified Master Fund, LP	$10,565,540.31
Corre Opportunities II Master Fund, LP	$2,841,420.31
Corre Horizon Fund, LP	$6,887,065.71
Newport Global Credit Fund LP	$196,395.97
Newport Global Opportunities Fund I-A LP	$3,257,161.24
Fidelity National Title Insurance Company	$938,684.88
Commonwealth Land Title Insurance Company	$313,731.58